                                                                  Exhibit 10.17

                             EMPLOYMENT AGREEMENT

   THIS AGREEMENT (this "Agreement") is made as of the 2nd day of October, 2001 (the "Effective Date") between GLOBIX CORPORATION ("Company"), a Delaware corporation having an office at 139 Centre Street, New York, New York 10013 and
PETER HERZIG ("Executive"), residing at       .

                             W I T N E S S E T H:

1. Duties. Executive shall be an executive officer of Company. His initial title shall be Chief Executive Officer of Company. He shall perform such duties as may from time to time be assigned to him by Company's Board of Directors. Executive agrees that during the term of this Agreement, he will devote his full time, skills and efforts to the performance of his duties hereunder and to the furtherance of the interests of the business of Company.

2. Compensation and Related Matters.

   2.01 Fixed Salary. As compensation for Executive's services, Company shall pay Executive a base salary of $250,000 per annum (the "Fixed Salary") in equal bi-weekly (or more frequent) installments, less appropriate payroll deductions as required by law. Company's Board of Directors may, in its sole discretion, increase Executive's annual base salary and such increased base salary will constitute the then-in-effect Fixed Salary for the purposes of this Agreement.

   2.02 Performance Bonus. For each of Company's fiscal years ending September 30, 2002, 2003, 2004, 2005 and 2006, respectively, management shall provide the Board of Directors not later than the first day of August of the prior fiscal year (except with respect to fiscal 2002), and the Board of Directors shall approve no later than two (2) weeks prior to the applicable fiscal year, a budget for such fiscal year (an "Annual Budget") setting forth, among other items, reasonable targets for Company's (i) Revenue, (ii) EBITDA, (iii) Free Cash Flow and (iv) Pretax Net Income (each a "Benchmark" and, collectively, the "Benchmarks"), for such fiscal year and for each of the first three fiscal quarters of such fiscal year. The Benchmarks for the fiscal year ending September 30, 2002, and for each of the first three fiscal quarters thereof, are set forth in detail in Schedule I, attached hereto, except for the Benchmark with respect to Pretax Net Income for the fiscal year ending September 30, 2002, which shall be established by the Board of Directors as soon as reasonably practicable using assumptions consistent with those used to establish the other Benchmarks for such fiscal year.

   Executive shall be entitled to receive a lump sum bonus payment of $15,625 (each, a "Quarterly Benchmark Bonus Payment") each time Company's actual performance with respect to all of the four Benchmarks in a particular fiscal quarter equals or exceeds the target Benchmark for such fiscal quarter as set forth in an Annual Budget. Each time Company's actual performance with respect to all of the four Benchmarks for the fiscal year equals or exceeds the target Benchmark for such fiscal year as set forth in an Annual Budget, Executive shall also be entitled to receive a lump sum bonus payment equal to the sum of
(i) $15,625 and (ii) any Quarterly Benchmark Bonus Payments Executive did not previously earn during such fiscal year.

   For purposes of this Agreement:

      (a) "Revenue" for a particular fiscal quarter or fiscal year shall be the "Revenue" as set forth in Company's Form 10-Q or Form 10-K, as the case may be, for such period;

      (b) "EBITDA" for a particular fiscal quarter or fiscal year shall be Company's Net Income as set forth in Company's Form 10-Q or Form 10-K, as the case may be, for such period, plus all amounts deducted in arriving at such Net Income in respect of (i) interest expense for such period, plus
   (ii) foreign, federal, state and local income taxes for such period, plus
   (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets for such period, plus (iv) all other non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such Net Income, all as determined for Company in conformity with generally accepted accounting principles ("GAAP"), plus (v) up-front expenses resulting from equity offerings, investments, mergers, recapitalizations, option buyouts, dispositions, asset acquisitions and similar transactions to the extent such expenses reduce Net Income, plus (vi) gains or losses on dispositions.

      (c) "Free Cash Flow" for a particular fiscal quarter or fiscal year shall be EBITDA (as defined above) for such period minus (i) Capital Expenditures (as defined below) for such period, minus (ii) cash interest expense for such period, minus (iii) foreign, federal, state and local income taxes for such period to the extent paid in cash, minus (iv) changes in Net Working Capital (as defined below).

      (d) "Capital Expenditures" for a particular fiscal quarter or fiscal year shall be the aggregate of all expenditures by Company for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvement during such period) which should be capitalized under GAAP on a balance sheet of Company.

      (e) "Net Working Capital" for a particular fiscal quarter or fiscal year shall be (i) accounts receivables, plus (ii) inventories, plus (iii) current prepaid expenses, plus (iv) other current assets from the ordinary course of business, specifically excluding cash and marketable securities, minus (v) accounts payable, minus (vi) accrued liabilities, minus (vii) other current liabilities incurred in the ordinary course of business, specifically excluding short-term and current portions of long-term debt.

      (f) "Pretax Net Income" for a particular quarter or fiscal year shall be as set forth in Company's Form 10-Q or 10-K, as the case may be, determined in accordance with the GAAP, which calculation shall exclude extraordinary income or loss and foreign, federal, state and local income taxes for such period.

   provided, however, that the amounts obtained from the Form 10-K or Form 10-Q to determine "Revenue," "EBITDA", "Cash and Cash Equivalents other than Restricted Cash" and "Pretax Net Income" shall in each case be adjusted to eliminate the impact, if any, that Company's payment of any bonuses owed to Executive and other Company executive officers pursuant to Sections 2.02,
   2.03 and 2.05 of this Agreement, or pursuant to substantially similar provisions of other executives' employment agreements, had on such numbers. All performance bonuses outlined in this paragraph shall be paid within ten days after Company shall file its Form 10-Q or Form 10-K with respect to the applicable period with the Securities and Exchange Commission.

   2.03 Discretionary Bonus. At the discretion of Company's Board of Directors, Executive may also receive a lump sum payment of up to $15,625 (the "Discretionary Bonus"), for each fiscal quarter.

   2.04 Stock Options. Company shall grant Executive under its 2001 Stock Option Plan an option (the "Option") to purchase 1,000,000 shares of Company's common stock (the "Option Shares") pursuant to the terms and conditions of the Stock Option Agreement between Company and Executive dated the date hereof. The per share exercise price of the Option shall be $.45, the fair market value of Company's common stock on the Effective Date (the "Option Price").

   In the event that, after the occurrence of a Change of Control (as that term is as defined in the Stock Option Agreement), Company terminates Executive's employment for a reason other than Cause (as that term is hereinafter defined), Executive terminates his employment for Good Reason (as that term is hereinafter defined), or Executive's employment with Company terminates as a result of Executive's death or permanent disability, all unvested rights, warrants and options to purchase Company capital stock and all unvested restricted Company securities then held by Executive, shall become fully vested immediately prior to such termination of employment. It is understood and agreed that for purposes of this Agreement, an exchange offer the net result of which is to reduce the principal amount owed on Company's 12 1/2% Senior Notes due 2010 shall not be deemed to be a Change of Control.

   2.05 Exchange Offer Bonus. In the event Company completes an exchange offer the net result of which is to reduce the principal amount owed on Company's 12 1/2% Senior Notes due 2010 from $600 million to no more than $150 million (a "Qualified Exchange Offer"), Executive shall be entitled to receive an additional lump sum bonus payment of $150,000, payable within one (1) month after the closing of such Qualified Exchange Offer.

   2.06 Participation in Board Meetings. During the term of his employment, Executive shall be invited to attend meetings of Company's Board of Directors.

   2.07 Expenses. Company shall reimburse Executive for all reasonable travel (including automobile), hotel, entertainment and other business expenses incurred in the performance of Executive's duties upon submission of appropriate vouchers and other supporting data.

   2.08 Automobile. Company shall reimburse Executive for the costs of a leased automobile and all insurance, gasoline, garage, maintenance and repair and other expenses incurred in use of such automobile upon submission of appropriate vouchers, receipts and other supporting data.

   2.09 Cellular Phone. Company shall reimburse Executive for all expenses incurred in use of a cellular phone upon submission of appropriate vouchers, receipts and other supporting data.

   2.10 Benefits. Executive shall be entitled to four (4) weeks paid vacation during each twelve-month period of employment (each such period beginning on the Effective Date) at mutually agreeable times. Furthermore, Executive and his dependents shall be entitled to participate in all general pension, profit-sharing, life, medical, disability and other insurance and executive benefit plans at any time in effect for senior executives of Company on terms and conditions no less favorable than those offered to other senior executives of Company and such executives' dependents, provided, however, that nothing herein shall obligate Company to establish or maintain any executive benefit plan, whether of the type referred to in this Section or otherwise.

   2.11 Indemnification Agreement. On the Effective Date, Executive and Company will enter into Company's standard form of indemnification agreement for officers and directors to indemnify Executive against certain liabilities Executive may incur as an officer or director of Company.

3. Termination.

   3.01 Notice Requirements. Either party may terminate this Agreement by giving ninety days' written notice to the other in accordance with Section 5.02 hereof, provided, however, that Company shall have the right to terminate the employment of Executive hereunder at any time for Cause and Executive shall have the right to terminate his employment hereunder at any time for Good Reason, without prior notice, except as otherwise hereinafter provided.

   3.02 Severance Arrangements. In the event Company terminates Executive's employment for a reason other than Cause, Executive terminates his employment for Good Reason, or Executive's employment with Company terminates as a result of Executive's death or permanent disability, Executive shall be entitled to receive the following:

      (a) continuation for a period of one (1) year following such termination of Executive's then-in-effect Fixed Salary;

      (b) reimbursement of any costs Executive incurs under COBRA in connection with continuing health care coverage for Executive and Executive's dependents for a period of one (1) year following such termination of Executive's employment; and

      (c) in addition to that portion of rights, warrants and options to purchase Company capital stock (the "Rights") theretofore exercisable by him, Executive shall be entitled, commencing on the date of termination, to exercise that portion of the Rights which he would have been able to exercise had his employment continued for one (1) more year and all Benchmarks during such period had been achieved in full. Executive shall have the right to exercise any vested portion of Rights during the one-year period following such termination.

In the event of termination of Executive's employment for any other reason or cause, Executive's Fixed Salary shall cease as of the date of termination and he shall be entitled to any portion of the Performance Bonus and/or the Discretionary Bonus that he has earned but not yet received prior to his termination.

   3.03 For Cause. For the purposes of this Agreement, a termination of employment is for "Cause" if Executive:

      (a) has been convicted of or pleads guilty or no contest to any crime (other than minor traffic offenses, and similar minor infractions);

      (b) engaged in conduct which is materially injurious to the Company, monetarily or otherwise, or from which he derives an improper material personal benefit;

      (c) commits gross negligence or fails to perform the duties of Executive's position; or

      (d) breaches this Agreement, violates any non-competition or non-disclosure agreement or Company's insider trading policy.

   3.04 For Good Reason. For the purposes of this Agreement, "Good Reason" shall mean, without Executive's prior written consent:

      (a) any decrease in Executive's Fixed Salary or the amount of his Quarterly Benchmark Bonus Payment set forth in Sections 2.01 and 2.02;

      (b) any material decrease in Executive's employee benefits, unless applicable generally to Company's employees;

      (c) any failure to pay Executive any compensation or benefits to which he is entitled within thirty (30) days of the due date;

      (d) any requirement by Company that Executive engage in illegal or fraudulent acts or omissions as a condition of Executive's employment;

      (e) any material breach of this Agreement by Company, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from Executive; or

      (f) relocation of Executive's principal place of business to a location more than fifty (50) miles from 139 Centre Street, New York, New York.

   Immediately after the occurrence of a Change of Control, the following shall be added to the definition of Good Reason:

      (g) If Executive shall cease to be the chief executive officer of Company (or any successor or parent thereof) or upon the assignment to Executive of any material duties or responsibilities which are materially inconsistent with his position or responsibilities, or any removal of Executive from or failure to reappoint or reelect him to any such offices or positions, except during a period of disability or in connection with the termination of his employment for disability, Cause, as a result of his death, or by Executive other than for Good Reason;

      (h) Any purported termination of Executive's employment for Cause by Company that is found by a final, non-appealable judgment of a court of competent jurisdiction or an arbitrator not to comply with the definition of Cause set forth above.

   3.05 Adjustment of Payments Under Certain Circumstances. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and
(ii) but for this Section, would be subject to the excise tax imposed by
Section 4999 of the Code, then Executive's severance benefits under this Agreement shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

4. Confidential Information; Non-Competition.

   4.01 Confidential Information. Executive shall not, at any time during or following his employment with Company, directly or indirectly, disclose, publish or divulge to any person (except in the regular course of Company's business), or appropriate, use or cause, permit or induce any person to appropriate or use, any "Confidential Information." For the purposes of this Agreement, "Confidential Information" shall mean any proprietary, secret or confidential information of Company including, without limitation, knowledge or information relating to its trade secrets, business methods, the names or requirements of its customers or clients or the terms of any agreement between Company and third parties; provided, however, that "Confidential Information" shall not include any such information which Executive can demonstrate, was in the public domain at or subsequent to the time such portion was communicated to Executive by Company through no fault of Executive. Executive recognizes and agrees that any proprietary, secret or confidential information of Company including, without limitation, knowledge or information relating to its trade secrets, business methods, the names or requirements of its customers or clients or the terms of any contract or other agreement between Company and third parties, all of which are and will be of great value to Company and shall at all times be kept confidential.

   4.02 Return of Company Property. Upon termination of his employment with Company, Executive shall promptly deliver or return to Company all tangible Confidential Information together with any other tangible property of Company which may have theretofore been delivered to or may then be in possession of Executive.

   4.03 Non-Competition. In order to induce Company to enter into this Agreement and in consideration of Company entering into this Agreement, Executive agrees that during his employment with Company and for a period of two years after the date on which Executive ceases to be employed by Company, Executive shall not (i) solicit or attempt to solicit or accept business from or in any way interfere or attempt to interfere with Company's relationship with any person, firm or corporation for which Company has provided services or products within the prior two years; and (ii) either directly or indirectly, engage, hire, employ, or induce or encourage to leave employment any employee of Company. Executive further agrees that for a period of two years after the date on which Executive ceases to be employed by Company. Executive shall not, within the boundary of the United States, without the prior written consent of Company in each instance, directly or indirectly, in any manner or capacity, whether for himself or herself or any other person and whether as proprietor, principal, owner, shareholder, partner, investor, director, officer, executive, employee, representative, distributor, consultant, independent contractor or otherwise, engage or have any interest in any entity which at any time during such term or such two-year period a customer of Company, or is engaged in the business of providing dedicated Internet access, web hosting, co-location, Internet-related hardware and software sales and systems and network integration, systems administration and web site management, and value-added solutions such as e-commerce, steaming media, network security and web development or in any other manner performs services or provides products similar to those provided by Company. Notwithstanding the foregoing, Executive shall not be deemed to be in violation of this Section simply for holding up to five percent (5%) of the outstanding shares of any class of equity securities of a corporation that is engaged in providing products or services similar to those provided by Company and that has securities registered pursuant to a registration statement filed pursuant to the Exchange Act of 1934, as amended. It is agreed that the two-year time periods set forth in this Section shall be reduced to one year in the event Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason.

   4.04 Reasonableness. Executive agrees that each provision of this Section is reasonable and necessary for the protection of Company; that each such provision is and is intended to be divisible; that if any such provision (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more periods of time, areas or business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other and remaining parts; and that any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Executive further recognizes and agrees that any violation of any of his agreements in this Section would cause such damage or injury to Company as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, Company shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to, and not in limitation of, all other rights and remedies which Company may possess.

   4.05 Survival. The provisions of this Section shall survive the termination of this Agreement for any reason.

5. Miscellaneous.

   5.01 Expenses of Counsel. Executive shall be entitled to be reimbursed for the reasonable attorneys fees and costs Executive incurs prior to the Effective Date in connection with the negotiation of the terms of Executive's employment and this Agreement, provided, however, that Company shall not be required to reimburse Executive for any amount in excess of $25,000 less the amount Company shall be obligated to reimburse Marc Jaffe for attorney's fees and costs incurred by him pursuant to a similar provision of his employment agreement.

   5.02 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to Executive at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered, if personally delivered, or on the third business day after the date of mailing if mailed.

   5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of Company, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Executive under this Agreement may not be assigned or delegated.

   5.04 Governing Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws. The parties agree that New York,

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

New York shall be the proper place of jurisdiction for the determination of any disputes arising from this Agreement and the parties consent to jurisdiction of the Courts of the State of New York and the federal courts located therein. The invalidity or unenforceability of any provision of this Agreement, or the application thereof to any person or circumstance, in any jurisdiction shall in no way impair, affect or prejudice the balance of this Agreement, which shall remain in full force and effect, or the application thereof to other persons and circumstances.

   5.05 Entire Agreement; Modification; Waiver; Interpretation. This Agreement, including Schedule I, the Stock Option Agreement and Company's Stock Option Plan, each of which is incorporated herein by reference, contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interpreted interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE    GLOBIX CORPORATION

   /S/          /S/
By           By
Peter Herzig       Brian Reach

             Its
             Chief Financial Officer

                                                                     Schedule 1

                              GLOBIX CORPORATION

                             FINANCIAL BENCHMARKS

                                                       2002 Benchmarks
                            --------------------------------------------------------------------
                             Q1 2002 E     Q2 2002 E     Q3 2002 E     Q4 2002 E      2002 E
                            ------------  ------------  ------------  -----------  -------------
Revenue.................... $ 27,254,771  $ 32,017,951  $ 44,095,696  $54,475,271  $ 157,843,688
                            ============  ============  ============  ===========  =============
EBITDA..................... $(10,351,989) $ (5,952,265) $  3,829,771  $13,305,907  $     831,424
                            ============  ============  ============  ===========  =============

Free Cash Flow
EBITDA..................... $(10,351,989) $ (5,952,265) $  3,829,771  $13,305,907  $     831,424
   . Capx..................   12,250,000    16,000,000     4,000,000    3,000,000     35,250,000
   . Cash Interest Expense.   22,783,177     3,089,191     5,410,614    4,659,272     35,942,255
   . Change in Working
     Capital...............   16,578,728       575,975    10,678,097    5,977,729     33,810,529
                            ------------  ------------  ------------  -----------  -------------
Free Cash Flow............. $(61,963,894) $(25,617,432) $(16,258,940) $  (331,094) $(104,171,360)
                            ============  ============  ============  ===========  =============

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